UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 13, 2008

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ENERGY CORPORATION
WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

Wisconsin Electric Power Company ("Wisconsin Electric"), a wholly owned subsidiary of Wisconsin Energy Corporation, operates under a fuel cost adjustment clause for fuel and purchased power costs associated with the generation and delivery of electricity to its retail customers in Wisconsin. For the months of January and February, 2008, Wisconsin Electric's actual fuel costs exceeded a range prescribed by the Public Service Commission of Wisconsin ("PSCW"). In March 2008, Wisconsin Electric completed a power supply cost analysis which included updated natural gas cost projections for 2008. Based upon this analysis, Wisconsin Electric determined that projected costs will also deviate outside of the range when compared to fuel and purchased power costs authorized in current rates. As a result, on March 13, 2008, Wisconsin Electric filed a request with the PSCW to increase Wisconsin retail electric rates by approximately $79.1 million (3.4 percent) to recover the forecasted increases in fuel and purchased power costs. The increase in fuel costs is being driven primarily by (i) the recent increases in the price of natural gas and (ii) the higher cost of transporting coal by rail. The increased fuel revenues are expected to be effective in early April 2008. The revenues that we receive under the filing are subject to refund and our filing will be audited by the PSCW.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: March 14, 2008	Stephen P. Dickson - Vice President and Controller

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: March 14, 2008	Stephen P. Dickson - Vice President and Controller